Exhibit 10.46

October 31, 2018

ADES International Holding Ltd.
Unit 517, Floor 5, Index Tower
DIFC, UAE, Dubai – PO Box: 507118
Attention:     Dr. Mohamed Farouk
Morcos William

Reference is made to that certain Sale and Purchase Agreement, dated as of July 11, 2018, by and between Weatherford Worldwide Holdings GmbH, a Swiss company with limited liability (“Seller”), and ADES International Holding Ltd., a Dubai International Financial Centre entity (“Purchaser”), pertaining to the purchase by Purchaser of certain land drilling rig assets and operations of Seller and its Affiliates in the People’s Democratic Republic of Algeria and the State of Kuwait (as amended, supplemented or modified from time to time, the “Purchase Agreement”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Purchase Agreement (as defined below).

In consideration of the mutual agreements, provisions and covenants contained in this letter agreement and the Purchase Agreement, pursuant to Sections 11.2 and 11.3 of the Purchase Agreement, Seller and Purchaser hereby agree as follows:

1.	Section 1.1(ss)(ii)(C) of the Purchase Agreement is hereby amended and restated as follows:

“(C) (1) the Management Systems and all other equipment, inventories, including raw materials, works in process, semifinished and finished products, replacement and spare parts, packaging and labelling materials, operating supplies (including all broached and unbroached provisions) and inventory in transit or deposited in a warehouse, in each case related to the Rigs to the extent used in the Business in the State of Kuwait; (2) the Business Intellectual Property and Records relating to the Business in Kuwait (save to the extent the same is already vested in the Joint Venture) and (3) all accounts receivable of Seller and its Affiliates owed by the Joint Venture as of the Initial Closing (the right to receive which such amounts having been assigned to Key International Drilling Company Limited on the date hereof) in an amount up to $55,000,000 (such amounts being estimated to be approximately $54,300,000 on the date hereof), it being acknowledged and agreed that such amounts in excess of $55,000,000 shall be cancelled in accordance with Section 2.11(a).”

2.
The first two sentences of Section 2.5(d) of the Purchase Agreement are hereby amended and restated as follows, and the definition of “Target Net Working Capital Amount” shall be deleted from the Purchase Agreement in its entirety:

“If the Final Closing Net Working Capital as finally determined pursuant to this Section 2.5 is less than $50,000,000 (which is based upon a target Net Working Capital amount of $65,000,000 anticipated by Seller), then Seller shall pay to Purchaser the amount of such difference in cash. If the Final Closing Net Working Capital as finally determined pursuant to this Section 2.5 is greater than $50,000,000, then no adjustment shall be made to the Purchase Price, and Purchaser shall not be required to make any payment under this Section 2.5 to Seller.”

3.	Section 2.11(a) of the Purchase Agreement is hereby amended and restated as follows:

“Except as set forth in Section 2.11(a) of the Seller Disclosure Schedule or to the extent included in the Kuwait Assets, all intercompany accounts and Indebtedness owed by or among Seller or its Affiliates, on the one hand, and the Joint Venture, on the other hand, shall be cancelled, paid or otherwise settled by Seller or its Affiliates provided, however, that the Parties agree that (i) for the cancellation of intercompany accounts and Indebtedness of up to an aggregate of $10,000,000 pursuant to this Section 2.11(a) Purchaser shall be responsible for any Liability for Taxes incurred by the Joint Venture in connection with such cancellation, and for the cancellation of intercompany accounts and Indebtedness in excess of $10,000,000, Seller shall be responsible for any Liability for Taxes incurred by the Joint Venture in connection with such cancellation and (ii) Purchaser shall be responsible for any Liability for Taxes incurred as a result of any taxable gain in an amount of up to $10,000,000 arising from the assignment of the accounts receivable described in Section 1.1(ss)(ii)(C)(3), and Seller shall be responsible for any Liability for Taxes incurred as a result of any taxable gain in excess of $10,000,000 arising from the assignment of the accounts receivable described in Section 1.1(ss)(ii)(C)(3); provided, however, that Seller shall only be responsible for such Liabilities to the extent they arise during the two year period following the Initial Closing. In furtherance of the foregoing, Purchaser shall use commercially reasonable efforts to cause the Joint Venture and Kuwait Advanced Drilling Services to minimize any related gain, including without limitation by way of reclassification and/or reduction of all intercompany amounts in accordance with IFRS.”

4.	Section 5.2(b) of the Purchase Agreement is hereby amended and restated as follows:

“Seller shall cause the Selling Entities and the Joint Venture, as applicable, to maintain in the Ordinary Course the properties listed in Section 3.9(a) of the Seller Disclosure Schedule, and with respect to the Rigs, comply in all material respects with the capital expenditure program set forth in Section 5.2(b) of the Seller Disclosure Schedule (the “Rig Capital Expenditure Program”). In furtherance of the foregoing, Purchaser shall pay to Seller, as reimbursement for all capital expenditures incurred by Seller and its Affiliates for the Rigs following the Effective Date, its documented capital expenditures in up to an amount equal to $12,000,000, in two equal installments due on December 31, 2018 and March 15, 2019. The parties agree that apart from such payment, no further reimbursement will be due from Purchaser to Seller in relation to the Initial Closing or any Subsequent Closing, and no reimbursement shall be due from Purchaser under Section 5.2(b) of that certain Sale and Purchase Agreement, dated July 11, 2018, by and between Seller and Purchaser, relating to the purchase and sale of Seller’s land drilling rig assets and operations in the Kingdom of Saudi Arabia (the “KSA Purchase Agreement’), and any claim that Seller might otherwise have for such reimbursement under the KSA Purchase Agreement is hereby waived.”

5.	Section 5.11 of the Purchase Agreement is hereby amended and restated as follows:

“Purchaser shall use its commercially reasonable best efforts to cause Seller and the Selling Entities (as applicable) and their respective Affiliates to be absolutely and unconditionally relieved on or prior to the relevant Closing of all Liabilities arising out of the letters of credit, performance bonds, custom bonds, corporate guarantees and other similar items issued and outstanding in connection with the Business and Purchased Assets to which that Closing relates as listed in Section 5.11 of the Seller Disclosure Schedule (together, the “Seller Guarantees”), and Purchaser shall, in accordance with the procedures set forth in Article 8, indemnify Seller, the Selling Entities and their respective Affiliates against any Losses arising from the Seller Guarantees to the extent such Losses are the result of the act or omission of Purchaser or its Designated Affiliates after the relevant Closing to which such Seller Guarantees relate. Purchaser agrees to continue to use its commercially reasonable best efforts after the relevant Closing to which such Seller Guarantees relate to relieve Seller and the Selling Entities and their respective Affiliates of all such Seller Guarantees to which the Closing relates; provided that Purchaser shall not be obligated to assume any Liability for the acts or omissions of Seller or the Selling Entities or their respective Affiliates (including for purposes of this Section 5.11 the Joint Venture) or any Liabilities that relate to the period prior to Closing. As a covenant under this Agreement, Seller shall cause all of the Seller Guarantees for each jurisdiction to be maintained in full force and effect for a period of up to 180 days following the applicable Closing for that jurisdiction. The other terms upon which the Seller Guarantees will be maintained are set forth in the Transition Services Agreement. Seller shall update Section 5.11 of the Seller Disclosure Schedule to remove any Seller Guarantees that are no longer required, but shall only be entitled to add new Seller Guarantees to Section 5.11 of the Seller Disclosure Schedule where such new Seller Guarantees are required to be maintained pursuant to Drilling Contracts that have been entered into after the Effective Date, or which have been required for the importation of assets that are included within the Purchased Assets that are to be sold to Purchaser.”

6.
The Parties agree that at the Initial Closing, the Kuwait Assets will be purchased and sold pursuant to Sections 2.1 and 2.2 of the Purchase Agreement; provided, however, that the Rigs numbered 827 and 830 and the related equipment and inventories, each as more fully described in Section 1.1(ss)(ii)(A) of the Seller Disclosure Schedule (individually an “Iraq Rig” and collectively, the “Iraq Rigs”), shall not be transferred at the Initial Closing. In lieu of a transfer of the Iraq Rigs in Southern Iraq, the Parties agree that Seller shall instead pack and transport the Iraq Rigs from their current location to the Kingdom of Saudi Arabia, or such other location as may otherwise be mutually agreed by the Parties in writing (the “Delivery Location”), such process to be commenced by Seller as promptly as practicable following the Initial Closing and Seller shall use commercially reasonable best efforts to complete the transfer process as promptly as practicable. Purchaser agrees to reimburse Seller for all costs reasonably incurred by Seller that are pre-approved by Purchaser (acting reasonably) in an aggregate amount of up to $2,000,000 in connection with the packing and transport of the Iraq Rigs to the Delivery Location, such costs to be reimbursed on the date that the transfer of the applicable Iraq Rig occurs (each such date of transfer, the “Iraq Transfer Date”). The transfer of title to each Iraq Rig shall occur promptly following the time at which the relevant Iraq Rig is transported to international waters and at a time whilst the Iraq Rigs are still in international waters in transit to the Delivery Location, or at such other time as mutually agreed by the Parties in writing. For purposes of the foregoing, the Parties further agree that (a) Seller shall be responsible for obtaining all export clearances required to be enable it to export the Iraq Rigs from Iraq; (b) Purchaser shall be responsible for obtaining all import clearances required to enable it to import the Iraq Rigs into the country of the Delivery Location; (c) risk in the Iraq Rigs shall remain with Seller and the relevant Selling Entity until the transfer of title takes place on the relevant Iraq Transfer Date; (d) the transfer of title to each Iraq Rig shall be documented pursuant to a stand-alone Asset Transfer Agreement (the “Iraq Asset Transfer Agreement”), (e) Seller shall comply with Section 2.12 of the Purchase Agreement until the transfer of each Iraq Rig occurs and (f) notwithstanding the delayed transfer of the Iraq Rigs, for purposes of the Purchase Agreement, the Initial Closing shall be deemed to have occurred on the date on which the purchase and sale of the other Kuwait Assets has been consummated. For purposes of (c) above, the parties agree that Sections 6.1(f) through (h) of the Purchase Agreement shall not apply, however in the event any Iraq Rig becomes inoperable or is destroyed prior to the relevant Iraq Transfer Date, and which is not repaired or replaced with a rig of comparable age and specification which is capable of being contracted in its current condition (such replacement being subject to the approval of Purchaser acting reasonably), then the applicable Iraq Rig shall be deemed an “Excluded Rig” for purposes hereof.

7.
The parties agree that at the Initial Closing, the Kuwait Cash Consideration shall be reduced by an amount equal to $12,000,000, which such amount, less any Excluded Rig Deduction in respect of each of the Iraq Rigs, shall instead be paid on each Iraq Transfer Date (in an amount equal to $6,000,000 per Iraq Rig). In addition, the amount of the Deposit to be credited against the Purchase Price for the Kuwait Assets at the Initial Closing shall be reduced to $18,450,000, with the remaining $1,800,000 (the “Remaining Deposit”) being held in escrow until the relevant Iraq Transfer Date (when it shall be reduced in an amount equal to $900,000 per Iraq Rig). In the event there is an Excluded Rig Deduction with respect to any Iraq Rig, the parties agree that the portion of the Remaining Deposit allocable to such Iraq Rig may be released from escrow to Purchaser.

8.
On each Iraq Transfer Date (a) Seller shall deliver or cause to be delivered to Purchaser (i) the Iraq Asset Transfer Agreement executed by the Selling Entity, (ii) a certificate dated as of the Iraq Transfer Date confirming the incumbency of each officer of the Selling Entity executing the Iraq Asset Transfer Agreement and (b) Purchaser shall deliver or cause to be delivered to Seller (i) a release of the Remaining Deposit plus the balance of the amount due in respect of the applicable Iraq Rig under paragraph 7 and all amounts reimbursable to Seller pursuant to paragraph 6, (ii) the Iraq Asset Transfer Agreement executed by the Designated Affiliate and (iii) a certificate dated as of the Iraq Transfer Date confirming the incumbency of each officer of the Designated Affiliate executing the Iraq Asset Transfer Agreement.

9.
In respect of the Iraq Rigs, for the avoidance of doubt (a) other than the payment of amounts reimbursable to Seller pursuant to paragraph 6, Liabilities will only be Assumed Liabilities to the extent they relate to a period on or after the Iraq Transfer Date, (b) Retained Taxes shall include any Taxes on or with respect to the Iraq Rigs for any period prior to the Iraq Transfer Date and (c) Article 9 of the Purchase Agreement shall apply on the basis that Seller shall be responsible for all Tax Returns and Taxes on the Iraq Rigs up to the Iraq Transfer Date.

10.
On the applicable Iraq Transfer Date, solely with respect to the Iraq Rigs and the applicable Selling Entity, Seller repeats the representations and warranties set forth in Sections 3.2, 3.3, 3.8(a), 3.8(b), and 3.23. On the applicable Iraq Transfer Date, Seller represents and warrants that the applicable Iraq Rig, when re-assembled by Purchaser using reasonable and customary methods and efforts for such re-assembly, such Iraq Rig will be in good working order.

11.
Once it occurs (and except as provided for in this letter) the transfer of title to the Iraq Rigs shall be deemed to have taken place as part of the Initial Closing and Section 8.1 of the Purchase Agreement shall apply to the representations, warranties and covenants made by Seller under this letter and the relevant Selling Entity under the Iraq Asset Transfer Agreement (as if they had been made at the Initial Closing) save that any time limit that applies in respect of the Iraq Rigs for the purposes of Section 8.4 of the Purchase Agreement shall be calculated by reference to the Iraq Transfer Date rather than the Initial Closing Date.

12.
If the transfer of title of each of the Iraq Rigs shall not have occurred pursuant to this letter on or before March 31, 2019 either party shall by written notice to the other party be entitled to terminate this letter agreement solely with respect to the transfer of the Iraq Rigs; provided that this right will not be available to any party whose material breach of the terms of this letter agreement which has resulted in the failure of the transfer of the Iraq Rigs to occur by such date. Upon such termination, the Remaining Deposit shall be promptly returned to the Purchaser.

13.
In furtherance of the covenants and agreements set forth in this letter agreement, Purchaser hereby waives in all respects (a) any breach or inaccuracy of Section 3.8(b) of the Purchase Agreement as a result of any change of condition required to enable the Iraq Rigs to be packed and transported in accordance with the covenants set forth in paragraph 6, (b) any claims for

Losses arising from Seller’s failure to comply with the Rig Capital Expenditure Program originally attached to the Purchase Agreement in accordance with Section 5.2(b) solely to the extent such claims arise from to Seller’s disclosed capital expenditures with respect to the Kuwait Rigs (c) Seller’s compliance with Section 5.2(c)(xiii) of the Purchase Agreement to the extent required to allow for the packing and transport of the Iraq Rigs to the Delivery Location pursuant to paragraph 6, and (d) the closing condition set forth in Section 6.1(c) of the Purchase Agreement, which would have required Seller to obtain the consent of the Ministry of Oil to transfer the Iraq Rigs in Southern Iraq.

14.
Each of the parties to this letter agreement represents and warrants that (i) such Person has all requisite corporate power and authority to execute, deliver and perform this letter agreement and (ii) the execution, delivery and performance of this letter have been duly authorized by all requisite corporate approvals on the part of such Person.

15.
The Parties agree that Purchase Agreement is and shall continue to be in full force and effect in accordance with its terms, and, except as expressly set forth in this letter agreement, no other modification to the Purchase Agreement is agreed to or implied. This letter agreement, together with the Purchase Agreement and the other Transaction Documents, constitute the entire agreement among the parties hereto and their respective Affiliates with respect to the subject matter hereof and thereof. The Parties further agree that Section 11.5, Section 11.6 and Sections 11.8 through 11.16 of the Purchase Agreement are incorporated herein by reference as if set forth in full herein and shall apply to the terms and provisions of this letter agreement and the Parties hereto mutatis mutandis. For the avoidance of doubt, this letter agreement and the Iraq Asset Transfer Agreement shall be “Transaction Documents” for purposes of the Purchase Agreement.

16.	The Seller Parent has executed this letter agreement where provided for below to confirm that the guarantee it has given under Section 11.17 of the Purchase Agreement remains in full force and effect.

If the foregoing correctly sets forth your understanding of the subject matter hereof, please so indicate by executing this letter agreement in the space provided below.

(Signature page to follow)

Sincerely yours,

WEATHERFORD WORLDWIDE HOLDINGS GMBH

By: /s/ Joshua McMorrow
Name: Joshua McMorrow
Title: Managing Officer

Signature page to Letter Agreement (Kuwait)

Solely for purposes of paragraph 15 of this letter agreement:

WEATHERFORD INTERNATIONAL PLC

By: /s/ Joshua McMorrow
Name: Joshua McMorrow
Title: Vice President and Assistant Secretary

Signature page to Letter Agreement (Kuwait)

Accepted and agreed on October 31, 2018:

ADES INTERNATIONAL HOLDING LTD.

By: /s/ Dr. Mohamed Farouk
Name: Dr. Mohamed Farouk
Title: Director

Signature page to Letter Agreement (Kuwait)